Exhibit 99.3

Second Amendment to

Olink Holding AB (publ)

Amended and Restated 2021 Incentive Award Plan

This Second Amendment to Olink Holding AB (publ) Amended and Restated 2021 Incentive Award Plan (this “Second Amendment”), made as of 14 March 2024, is made and adopted by Olink Holding AB (publ), a Swedish public limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Plan (as defined below).

WHEREAS, the Company maintains the Olink Holding AB (publ) Amended and Restated 2021 Incentive Award Plan (the “Plan”);

WHEREAS, pursuant to Section 11.4 of the Plan, the Plan may be amended from time to time by the Company’s Board of Directors; and

WHEREAS, the Company desires to amend the Plan as set forth herein, subject to approval of this First Amendment by the Company’s shareholders.

NOW, THEREFORE BE IT RESOLVED, that the Plan be amended as follows:

1.             The defined term “Overall Share Limit” as set forth in Section 2.28 of the Plan is hereby amended and restated in its entirety as follows:

“‘Overall Share Limit’ means 3,579,498 Shares.”

2.             This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3.             All other terms and provisions of the Plan shall remain unchanged except as specifically modified herein.

*           *           *

I hereby certify that the foregoing First Amendment was duly adopted by the Company’s Board of Directors as of 14 March, 2024.

Executed on this 14 day of March, 2024.

/s/ Linda Ramirez
Secretary

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